EXHIBIT 99.01

CASPI SEGMENT DETAIL OF SALES REVENUE, OEPRATING EARNINGS (LOSS), AND ASSET IMPAIRMENTS AND RESTRUCTURING CHARGES

	First Quarter	Second Quarter	First Six Months
(Dollars in millions)	2004	2004	2004

Sales Revenue
Sales revenue – restructured, divested, and consolidated product lines (1)	$174	$193	$367
Sales revenue – continuing product lines	265	283	548

Total sales revenue	439	476	915

Operating Earnings (Loss) and Asset Impairments and Restructuring Charges
Operating loss – restructured, divested, and consolidated product lines (1) (2)	(11)	(72)	(83)
Operating earnings – continuing product lines	41	48	89

Total Operating earnings (loss)	30	(24)	6

Asset impairments and restructuring charges – restructured, divested, and consolidated product lines (1)	5	66	71
Asset impairments and restructuring charges – continuing product lines	1	3	4

Total asset impairments and restructuring charges	6	69	75

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Twelve Months
(Dollars in millions)	2003	2003	2003	2003	2003

Sales Revenue
Sales revenue – restructured, divested, and consolidated product lines (1)	$174	$190	$185	$170	$719
Sales revenue – continuing product lines	237	251	236	240	964

Total sales revenue	411	441	421	410	1,683

Operating Earnings (Loss) and Asset Impairments and Restructuring Charges
Operating loss – restructured, divested, and consolidated product lines (1) (2)	(31)	(28)	(464)	(15)	(538)
Operating earnings – continuing product lines	28	47	29	32	136

Total Operating earnings (loss)	(3)	19	(435)	17	(402)

Asset impairments and restructuring charges – restructured, divested, and consolidated product lines (1)	1	1	449	(6)	445
Asset impairments and restructuring charges – continuing product lines	1	--	2	1	4

Total asset impairments and restructuring charges	2	1	451	(5)	449

(1) Product lines that have been sold or eliminated as a result of restructuring, divestiture, or consolidation including those associated with assets held for sale.

(2) Includes allocated costs consistent with the Company’s historical practices, some of which may remain and could be reallocated to the remainder of the segment and other segments.

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